UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 15, 2009
TTM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31285	91-1033443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2630 South Harbor Boulevard, Santa Ana, CA 92704
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (714) 327-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 2.05 Costs Associated with Exit or Disposal Activities
     On January 15, 2009, TTM Technologies, Inc. (“TTM”) announced its plan to close its Redmond, Washington facility and lay off approximately 370 employees at this site. TTM intends to transfer printed circuit board (“PCB”) production from its Redmond facility to other company sites in California, Connecticut, Utah and Wisconsin.
     In addition, TTM will lay off about 140 employees at various other U.S. facilities. The plant closure and headcount reductions are primarily due to the global economic downturn, which has weakened demand for commercial PCBs.
     TTM will offer separation and other benefits to the affected employees. The company expects to record approximately $4.1 million in separation, asset impairment and disposal costs related to this restructuring primarily in the first quarter of 2009. In addition to transferring assets to other sites, the company also will sell some of the Redmond property, plant and equipment.
          A copy of TTM’s press release announcing the closure is attached hereto as Exhibit 99.1 and is incorporated by reference.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

99.1	Press Release, dated January 15, 2009, entitled “TTM Technologies, Inc. Announces Closure of Redmond, Washington Facility”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2009	TTM TECHNOLOGIES, INC.

	By:	/s/ Steven W. Richards Steven W. Richards Executive Vice President and Chief Financial Officer